UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2007

ENTERPRISE INFORMATICS INC.
(Exact name of registrant as specified in its charter)

California	0-15935	95-3634089
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

10052 Mesa Ridge Court, Suite 100	92121
San Diego, California	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (858) 625-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant.

(a)

On October 10, 2007, pursuant to a Securities Purchase Agreement (the “Agreement”), dated as of September 30, 2007, between Spescom Limited, a South African corporation (“Spescom SA”), and its wholly owned subsidiary Spescom Ltd., a United Kingdom corporation (collectively, “Spescom”), on the one hand, and ERP2 Holdings, LLC, a Delaware limited liability company (the “Purchaser”), on the other hand, the parties thereto consummated the sale by Spescom to the Purchaser, for aggregate consideration of $2,500,000, of all shares of the capital stock of the Registrant held by Spescom, two demand notes payable to Spescom, and certain contract rights and other interests held by Spescom in connection with its ownership of such shares and notes (the “Transaction”).

The shares of capital stock sold to the Purchaser in the Transaction consist of 15,650,471 shares of the Registrant’s common stock and 5,291 shares of the Registrant’s Series F Convertible Preferred Stock.  The Purchaser is the beneficial owner of 27,408,249 shares of the common stock of the Registrant (the “Shares”), consisting of (i) the 15,650,471 shares of the Registrant’s common stock purchased in the Transaction and (ii) 11,757,778 shares of the Registrant’s common stock subject to issuance upon conversion of the 5,291 shares of the Registrant’s Series F Convertible Preferred Stock purchased in the Transaction.  By virtue of its ownership of the shares of common stock and Series F Convertible Preferred Stock of the Registrant purchased in the Transaction, the Purchaser is entitled to 27,408,249, or 56%, of the total number of votes eligible to be cast on all matters submitted to the vote of the holders of the common stock of the Registrant.  Accordingly, the Purchaser is the beneficial owner of shares representing 56% of the voting power of the voting securities of the Registrant and is entitled to elect a majority of the board of directors of the Registrant (the “Board”).

As disclosed in the Schedule 13D filed with the Securities and Exchange Commission on behalf of the Purchaser and the other entities and individuals referenced in the following clauses (i) through (v) on October 10, 2007, (i) a majority of the interests in the Purchaser are held by Southpaw Credit Opportunity Master Fund LP, a Cayman Islands limited partnership (the “Fund”) and a separate account managed by Southpaw Asset Management LP, a Delaware limited partnership (“Southpaw Management”), (ii) Southpaw Management serves as the investment manager of the Fund and of such account, (iii) Southpaw Holdings LLC, a Delaware limited liability company (“Southpaw Holdings”), is the general partner of Southpaw Management, (iv) Kevin Wyman is the Majority Manager of the Purchaser and a principal of Southpaw Holdings, and (v) Howard Golden is a principal of Southpaw Holdings.  By reason of such relationships, the Fund, Southpaw Management, Southpaw Holdings, Mr. Wyman and Mr. Golden may be deemed to be indirect beneficial owners of the Shares and, on account of the voting rights of the Purchaser described in the preceding paragraph, of shares of the Registrant’s common stock and Series F Convertible Preferred Stock representing 56% of the voting power of the voting securities of the Registrant.

Each of the demand notes sold to the Purchaser in the Transaction bears interest at the rate of 10% per annum and is collateralized by a security interest in respect of all of the Registrant’s assets.  As of September 30, 2007, the balance owed on the notes including interest was $676,138.  The Purchaser is entitled to call the notes at any time.  The Registrant currently does not have cash sufficient to repay the full balance owed on the notes.  In the event the Purchaser calls the notes, the Registrant will be insolvent unless, as of the date on which repayment is due, it has been able to generate sufficient cash flow from its operations, secure sufficient funds from the capital markets or lenders, or restructure its debt to the Purchaser.

The contract rights sold to the Purchaser in the Transaction include the rights of Spescom SA under the Stock Purchase Agreement, dated as of January 14, 2000, between the Registrant and Spescom SA.  By virtue of the sale to the Purchaser of such rights of Spescom SA, the Registrant is obligated to include two nominees of the Purchaser in management’s slate of nominees to be elected to the Board and recommend to its shareholders the election of such nominees for as long as the Purchaser or any of its affiliates holds at least 33% of the 16,242,381 shares of the Registrant’s common stock sold to Spescom SA pursuant to such agreement.

The Agreement provides that Spescom SA, immediately prior to the closing of the Transaction, shall cause the resignation of the two directors of the Registrant that were nominated pursuant to the rights of Spescom SA under the Stock Purchase Agreement referenced in the preceding paragraph.  The two directors so nominated were James P. Myers and Hilton Isaacman.  Mr. Myers and Mr. Isaacman resigned from the Board effective October 10, 2007. The Purchaser has proposed to the Board that the Board elect Richard Shorten and Steve Lee to fill the vacancies on the Board resulting from the resignation of Mr. Myers and Mr. Isaacman and has advised the Registrant that it intends, in the event the Board does not act to fill such vacancies, to effect a shareholder action by written consent electing Mr. Shorten and Mr. Lee to fill such vacancies.

The source of funds used by the Purchaser to consummate the Transaction was the working capital of the Purchaser, the Fund and one of the Fund’s managed accounts.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

James P. Myers and Hilton Isaacman resigned from the board or directors of the Registrant effective October 10, 2007.  As described in Item 5.01 above, the resignations were effected in connection with the transactions reported in that item.

SIGNATURES

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 16, 2007

ENTERPRISE INFORMATICS INC.

By:	/s/ John W. Low
John W. Low
Chief Financial Officer

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